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                                                                     EXHIBIT 5.1


                                August 29, 1997


Price Communications Corporation
Price Holdings Corporation
45 Rockefeller Plaza
New York, New York 10020

          RE:  REGISTRATION STATEMENT ON FORM S-4
               (REGISTRATION NO. 333-34017)
               ----------------------------------------

Gentlemen:

     You have requested our opinion in connection with the above-referenced Registration Statement on Form S-4 (the "Registration Statement"), pursuant to which Price Communications Corporation, a New York corporation (the "Company"), or Price Holdings Corporation, a New York corporation ("Holdings"), intends to issue 10,000,000 shares (the "Shares") of its Common Stock, par value $.01 per share.

     We have reviewed copies of the Certificate of Incorporation and the By-laws of the Company and of Holdings and the Registration Statement and exhibits thereto, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary, in order to render the opinion hereinafter set forth.

     Based upon, and subject to, the foregoing, we advise you that, in our opinion, the Shares have been duly authorized and, upon issuance, will be validly issued, fully paid and non-assessable.

     We hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                         Very truly yours,

                         PROSKAUER ROSE LLP